Exhibit 99(2)

2011 First Quarter Earnings Conference Call

Thank you Jay and welcome to our first quarter conference call.  I will make a few brief comments after which John Rielly will review our financial results.

Net income for the first quarter of 2011 was $929 million, including a $310 million gain on the sale of assets, versus $538 million a year ago.  Our earnings were positively impacted by higher crude oil selling prices, which more than offset the impact of lower production volumes and higher exploration expense.

Exploration and Production earned $979 million.  Crude oil and natural gas production averaged 399 thousand barrels of oil equivalent per day, which was 6 percent below the year ago quarter.  This decrease resulted primarily from the loss of production from Libya and the previously announced sale of mature natural gas assets in the United Kingdom.

In terms of our 2011 production forecast, we believe the implementation of US and international sanctions make it prudent to assume production from Libya will remain suspended for the balance of the year, resulting in a 20 thousand barrel per day reduction in our forecast.  In addition, a shut in well at the outside operated Llano Field in the deepwater Gulf of Mexico and PSC effects related to higher oil prices combine to further reduce our forecast by 10 thousand barrels of oil equivalent per day.  We now forecast 2011 net production to average between 385 thousand and 395 thousand barrels of oil equivalent per day, versus our previous forecast of 415 thousand to 425 thousand barrels of oil equivalent per day.

In North Dakota, net production from the Bakken averaged 25 thousand barrels of oil equivalent per day in the first quarter. We are currently operating an 18-rig program and focusing most of our drilling on the acreage we acquired last year from American Oil and Gas and TRZ Energy.

In South Texas, we have drilled seven wells in the Eagle Ford.  We have completed two of these wells and expect to commence production in the second quarter.  In total, we plan to drill about 25 Eagle Ford wells in 2011 and we continue to add acreage in the play.

In France, a political debate regarding hydraulic fracturing has delayed our drilling program in the Paris Basin.  We are actively engaged with local and national stakeholders. While we believe it will take time to work through the issues, we are confident that the drilling and completion operations can be done safely and responsibly.

In Australia, appraisal activities are continuing on our 100 percent owned WA-390-P Permit and commercial discussions with potential partners are ongoing.

In the deepwater Gulf of Mexico, we continue to advance our Tubular Bells development, where we are operator and have a 40 percent working interest.  Last week, we signed a letter of award to process production from the field at a third party owned SPAR facility.  Project sanction is anticipated to occur later this year. We also continue to progress the engineering and design work for the Pony/Knotty Head Field and expect to sanction the project in 2012. In addition, we have joined the Marine Well Containment Company and also the Helix Well Containment Group to enable us to have access to both oil spill response capabilities to conduct drilling operations in the deepwater Gulf of Mexico.

With regard to exploration, we thought it appropriate to provide an update on the Paradise prospect in Ghana.  As we have previously commented, we are drilling this prospect in 6,038 feet of water on the Deepwater Tano Cape Three Points Block.  Hess is carrying 100 percent of the well cost and has a 90 percent working interest.  The Ghana National Petroleum Corporation has the remaining 10 percent interest.  While results are preliminary, intermediate wire line logs indicate that we have thus far encountered 370 feet of net hydrocarbon pay in two separate intervals.  Our current plan is to drill an additional 1,100 feet to test a third stratigraphic interval, reaching a total depth of approximately 16,400 feet.

In Egypt, drilling of the Cherry prospect in the North Red Sea was recently completed resulting in a dry hole.  Hess is operator and has an 80 percent working interest in the block.  We will evaluate the results of the Cherry well to determine future plans for the block.  We are currently negotiating an agreement with another operator to farm out the Stena Forth drillship through October of this year.

In Indonesia, we plan to spud the Andalan well on the Semai V block in the second quarter.  Hess has a 100 percent working interest in the block.  In Brunei, the operator of Block CA-1, in which Hess has a 13.5 percent interest, intends to commence exploration drilling in the third quarter.

Turning to Marketing and Refining, we reported net income of $39 million for the first quarter of 2011.  Financial results at our Hovensa joint venture refinery came in slightly better than the year ago quarter.  During the first quarter Hovensa completed a reconfiguration of the refinery which reduced distillation capacity to 350,000 barrels per day from 500,000 barrels per day.  This action will allow the refinery to produce a greater percentage of higher margin products, and reduce operating costs and capital expenditures.

Marketing earnings were lower than the first quarter last year.  Retail marketing faced rising wholesale prices during the first quarter which put pressure on fuel margins.  Gasoline volumes on a per site basis were down approximately 2 percent, while total convenience store sales were up nearly 1 percent. Our Energy Marketing business delivered strong operating results, but earnings were lower than last year’s first quarter.

Solid operating performance, higher commodity prices and a new 5 year, $4 billion revolving credit facility have strengthened our financial position.  We remain committed to maintaining a strong balance sheet to fund our future investment opportunities and profitably grow our reserves and production.

I will now turn the call over to John Rielly.